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                                                                  EXHIBIT 23.4

             (ON MINERAL RESOURCES DEVELOPMENT, INC. LETTERHEAD)


July 18, 1994

Amax Gold Inc.
9100 East Mineral Circle
Englewood, Colorado 80112

RE:  Fort Knox and Refugio Gold Projects Reserve Studies

Gentlemen:

We hereby authorize the reference to the following described reports prepared by Mineral Resources Development, Inc., in a Registration Statement on Form
S-3 (Registration No. 33-53963) for an offering or offerings and sale, from time to time, of up to $200 million of Securities, as described therein, and in any prospectus contained therein or prospectus supplement thereto, filed or to be filed by Amax Gold Inc. with the United States Securities and Exchange
Commission:

1. Fort Knox Gold Project, Fairbanks, Alaska, 1992 Reserve Update, dated December 14, 1992, prepared for Fairbanks Gold Mining, Inc.; and,

2. Verde Gold Deposit, Refugio Property, Northern Chile, Revised Feasibility Study, dated December 1992, prepared for Compania Minera Maricunga.

We further consent to the reference to our firm under the caption "Experts" in such Registration Statement and prospectuses as such Registration Statement may be amended.

We also confirm that we have read the description of the Fort Knox Project ore reserves and the description of the Refugio Project ore reserves and feasibility as contained in the form of Preliminary Prospectus Supplement filed as Exhibit 99 to such Registration Statement and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.

Sincerely,

MINERAL RESOURCES DEVELOPMENT, INC.


By:     Frank P. Howald
Title:  Vice President, Project Management